CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated July 28, 2023, relating to the financial statements and financial highlights of Wahed FTSE USA Shariah ETF and Wahed Dow Jones Islamic World ETF, each a series of Listed Funds Trust, for the year ended May 31, 2023, and to the references to our firm under the headings “Financial Highlights” and “Other Service Providers” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Cleveland, Ohio
September 27, 2023